Exhibit (a)(5)(xxv)

THORNBURG MORTGAGE DELAYS PAYING INTEREST DUE ON 8% SENIOR

NOTES UNTIL AFTER RESOLUTION IS REACHED WITH COUNTERPARTIES TO

THE OVERRIDE AGREEMENT

SANTA FE, N.M. – November 19, 2008 – Thornburg Mortgage, Inc. (NYSE: TMA), today announced that the company has not paid the interest payment due on November 15, 2008 on its 8% Senior Notes, because it currently does not have available funds to do so. The company is in active negotiations with the counterparties to the Override Agreement and expects to pay the $12.2 million interest payment once an amended and restated agreement has been reached with the counterparties to the Override Agreement and within the 30-day grace period under the indenture.

The company’s amended Exchange Offer and Consent Solicitation (the “Exchange Offer”) for all series of its outstanding Preferred Stock is currently scheduled to expire at 5 p.m., New York City time, on November 19, 2008. As of November 18, 2008, the company had received tenders for 72.2% of the outstanding shares of its Series C Preferred Stock, 79.2% of the outstanding shares of its Series D Preferred Stock, 83.2% of the outstanding shares of its Series E Preferred Stock and 67.4% of the outstanding shares of its Series F Preferred Stock. Holders of the Preferred Stock that have tendered their shares may withdraw their shares at any time prior to the company’s acceptance of the shares after the expiration of the Exchange Offer.

The Exchange Offer is being made to holders of Preferred Stock in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 3(a)(9) thereof. Investor inquiries about the Exchange Offer should be directed to the company at 866-222-2093 (toll free). Holders of the Preferred Stock are urged to read the amended and restated Offering Circular filed with the SEC on November 3, 2008. Requests for copies of the Offering Circular, all supplements thereto and related documents may be directed to Georgeson Inc., the information agent for the Exchange Offer, at 866-399-8748 (toll free). The Offering Circular, all supplements thereto and other information regarding the Exchange Offer may also be obtained through the SEC’s Web site at www.sec.gov and the company’s Web site at www.thornburgmortgagetender.com.

This press release does not constitute an offer to purchase or a solicitation of acceptance of the offer, which may be made only pursuant to the terms of the Offering Circular and the related materials.

Thornburg Mortgage is a leading single-family residential mortgage lender focused principally on prime and super-prime borrowers seeking jumbo and super-jumbo adjustable-rate mortgages.

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This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on current expectations, estimates and projections, and are not guarantees of future performance, events or results. Actual results and developments could differ materially from those expressed in or contemplated by the forward-looking statements due to a number of factors, including but not limited to: the ongoing impact of the March 31, 2008 financing transaction; the company’s ability to meet the ongoing conditions of the Override Agreement and successfully conclude negotiations with the parties thereto with respect to an amended and restated agreement; general economic conditions; the company’s ability to meet its interest payment obligations under its outstanding debt securities and other payment obligations, including the interest payment on its 8% Senior Notes that was due on November 17, 2008; ongoing volatility in the mortgage and mortgage-backed securities industry; the company’s ability to complete the Exchange Offer and terminate the PPA; the company’s ability to raise additional capital; the company’s ability to retain or sell additional assets; further downgrades on our mortgage securities portfolio, delinquency rates for loans, changes in interest rates and other risk factors discussed in the company’s SEC reports, including its most recent quarterly report on Form 10-Q, annual report on Form 10-K/A, its current reports on Form 8-K, its Proxy Statement for its Annual Meeting held on June 12, 2008, its Offering Circular, as amended to date, and its Registration Statement on Form S-3. These forward-looking statements speak only as of the date on which they are made and, except as required by law, the company does not intend to update such statements to reflect events or circumstances arising after such date.

Thornburg Mortgage, Inc., Santa Fe

Investor Relations

505-989-1900

Media contact

Suzanne O’Leary Lopez

505-467-5166

ir@thornburgmortgage.com